Exhibit 99.1

APOLLO ENDOSURGERY APPOINTMENTS JEFFREY G. BLACK AS CHIEF FINANCIAL OFFICER
VETERAN EXECUTIVE BRINGS 30 YEARS OF FINANCIAL AND OPERATIONAL LEADERSHIP EXPERIENCE

AUSTIN, Texas (July 16, 2021) - Apollo Endosurgery, Inc. (“Apollo” or the ”Company” (Nasdaq: APEN), a global leader in minimally invasive medical devices for gastrointestinal and bariatric procedures, today announced the hiring of Jeffrey G. Black as Chief Financial Officer. Mr. Black’s employment. Mr. Black has served as Chief Financial Officer for a variety of publicly traded companies in the medical device, diagnostics, life sciences, technology and industrial biotech industries.
“Jeff is a collaborative leader who builds and leads strong teams and has highly relevant experience for a company at our stage of growth,” said Chas McKhann, president and CEO of Apollo Endosurgery. “His experience as a financial executive for seven publicly traded companies, the key relationships he has established on Wall Street, and his direct involvement in over $1 billion of strategic, equity and debt transactions will serve Apollo well as we advance in our mission to bring innovative solutions to GI patients around the globe.”
Mr. Black brings 30 years of experience to Apollo Endosurgery. Most recently, he served as Chief Financial Officer at Alphatec Holdings, Inc. (NASDAQ: ATEC), a medical technology company providing spinal fusion solutions. He played a key role in the successful turnaround of the company, securing nearly $500 million in financing to support accelerated growth, transform the balance sheet, and execute strategic acquisitions. Under his leadership, Alphatec grew from a market capitalization of $20 million to more than $1.5 billion. Prior to Alphatec, he worked as Chief Financial Officer for Applied Proteomics, Inc, where he built a finance team that transitioned the company from pre-commercial stage to launching a blood-based cancer diagnostic.
Mr. Black also served as CFO for AltheaDx, Inc. and Verenium Corporation (formerly Diversa Corporation) (NASDAQ: VRNM). During his nine-year tenure at Verenium/Diversa, Mr. Black played a leadership role in scaling the organization and in executing more than $500 million in strategic financing, M&A, collaborative, and licensing transactions, culminating in the successful sale of the company to BASF in 2013.
“I’m pleased to join the high-caliber Apollo leadership team,” said Black. “I believe Apollo is very well-positioned to transform the market with a truly differentiated suite of products and technologies. I’m excited to be a part of the company’s next phase of growth, with a focus on changing patient lives and building value for Apollo’s shareholders.”
Stefanie Cavanaugh, who has served Apollo as CFO since March 2015, will remain with the Company. McKhann added, “We are extremely pleased that Stefanie will remain with Apollo as we scale the finance function and our organization to achieve our growth aspirations. Stefanie is a valued member of the Apollo leadership team and has deep knowledge of Apollo’s business.” Mr. Black will assume the position and responsibilities of CFO immediately following Apollo’s filing of the Quarterly Report for the quarter ending June 30, 2021.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the X-Tack™ Endoscopic HeliX Tacking System, the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on NASDAQ Global Market under the symbol “APEN”. For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the continued spread of the COVID-19 virus and the impact it may have on the Company's operations, the demand for the Company's products, the Company's liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, outcomes of clinical studies related to our products, development of competitive products or procedures, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to our products or related procedures, coverage and reimbursement decisions by private or government payors, Apollo's ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo's addressable markets; the execution of our gross margin improvement projects; the availability of cash for Apollo's future operations as well as other factors detailed in Apollo's periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2020 and its Form 10-Q for the period ending March 31, 2021. Copies of reports filed with the SEC are posted on Apollo's website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contacts:

Investors:
Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

Media:
Health + Commerce
Laurel Hood, 218-341-7270
Laurel@healthandcommerce.com
SOURCE: Apollo Endosurgery, Inc.